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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                       FORM 8-K


                                    CURRENT REPORT


        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (date of earliest event reported): December 20, 1996


                                   STERICYCLE, INC.
                (Exact name of registrant as specified in its charter)


           Delaware                0-21229                36-3640402
    (State or other juris-     (Commission file         (IRS employer
   diction of incorporation)       number)          identification number)



                            1419 Lake Cook Road, Suite 410
                              Deerfield, Illinois 60015
                       (Address of principal executive offices)


         Registrant's telephone number, including area code:  (847) 945-6550

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ITEM 5.  Other Events.

    On December 20, 1996, Stericycle, Inc. (the "Company") entered into an agreement with Waste Management, Inc. ("Waste Management") and various of its subsidiaries pursuant to which the Company acquired the major portion of Waste Management's regulated medical waste business. The Company purchased the customer accounts, customer contracts, trucks and other vehicles, and other associated assets of Waste Management's regulated medical waste business at 24 locations in Arizona, Carolina, Indiana, Kentucky, Maryland, North Carolina, Ohio, Pennsylvania, Tennessee, Utah and Washington.

    The purchase price, which is subject to adjustment to reflect the parties' final agreement by January 31, 1997 on the value of the trucks and other vehicles acquired by the Company, was approximately $10.9 million. The Company paid one-half of this amount, or $5.45 million, in cash at closing and delivered a note to Waste Management for the balance of the purchase price. This note provides for two principal payments of $2.725 million each in December 1997 and December 1998, respectively, and quarterly payments of accrued interest. With the exception of service obligations arising after closing under the customer contracts that the Company acquired, the Company did not assume any liabilities of Waste Management or any of its subsidiaries.

    A copy of the Company's press release with respect to this acquisition is attached as Exhibit 10.1.


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                                      SIGNATURE


    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Date: January 3, 1996.


                                       STERICYCLE,  INC.



                                       By /s/ James F. Polark
                                          -------------------------------------
                                            James F. Polark
                                            Vice President, Finance
                                              and Chief Financial Officer


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                                    EXHIBIT INDEX


                                                           Sequentially
    Exhibit   Description                                  Numbered Page

      10.1    Press release (December 20, 1996)                  5


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